Exhibit 5.4

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 15, 2009

US Oncology, Inc.

10101 Woodloch Forest

The Woodlands, Texas 77380

Ladies and Gentlemen:

We have acted as special Texas counsel to TOPS Pharmacy Services, Inc., a Texas corporation (“TOPS”) and US Oncology Research LLC, a Texas limited liability company (“Research” and together with TOPS, the “Texas Subsidiary Guarantors”), both of which are subsidiaries of US Oncology, Inc. (“US Oncology”), in connection with the proposed issue by US Oncology of $775,000,000 aggregate principal amount of 9.125% Senior Secured Notes Due 2017 (the “Exchange Notes”). The Exchange Notes will be issued in exchange for a $775,000,000 aggregate principal amount of US Oncology’s 9.125% Senior Secured Notes Due 2017 (the “Outstanding Notes”). The Exchange Notes will be issued pursuant to an Indenture, dated as of June 18, 2009 (as amended, supplemented or modified through the date hereof, the “Senior Indenture”) among US Oncology, the subsidiary guarantors named therein, including the Texas Subsidiary Guarantors, and Wilmington Trust FSB, as trustee. Payment of the Exchange Notes is to be guaranteed by the Texas Subsidiary Guarantors pursuant to Article X of the Indenture. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals, copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) records of the proceedings of the Texas Subsidiary Guarantors with respect to the execution and delivery of the Indenture and (ii) such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

In rendering the opinion expressed herein, we have also relied on such statements of public officials and we have also examined such certificates of corporate and public officials and such other documents and instruments as we have deemed necessary for the purposes of rendering the opinions set forth herein (including, without limitation, those items set forth on Exhibit A attached hereto) and as to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied to the extent we have deemed proper, upon information obtained from officers or employees of the Texas Subsidiary Guarantors and the other parties to the Indenture.

For purposes of my opinion, we are, with your permission and without independent verification, assuming the genuineness of all signatures on all instruments and other documents,

US Oncology, Inc.

October 15, 2009

the legal capacity of all natural persons, the authenticity and completeness of all instruments and other documents submitted to us as originals, and the conformity to originals of all documents and instruments submitted to us as certified, photostatic or conformed copies.

Based upon the foregoing and upon such other investigations of law as we have deemed appropriate and subject to the limitations, qualifications and other statements contained in this letter, we are of the opinion that:

1.	Each of the Texas Subsidiary Guarantors is validly existing and in good standing under the laws of the State of Texas.

2.	The execution and delivery by the Texas Subsidiary Guarantors, and the performance by them of their obligations under the Indenture have been duly authorized by all necessary corporate action on the part of the Texas Subsidiary Guarantors.

In rendering the opinions expressed herein, we have not made any special investigation concerning any law, rule or regulation, other than those laws, rules and regulations which in our experience, based on facts known to us, are normally applicable to transactions of the type contemplated by the Indenture. The opinions expressed in this letter are provided as legal opinions only and not as any guaranties or warranties of the matters discussed herein, and such opinions are strictly limited to the matters stated herein, and no other opinions may be implied. The opinions expressed herein are limited to the laws of the State of Texas and United States federal law. The opinions expressed in this letter are governed by the laws of the State of Texas and are solely for the benefit of the addressees of this letter. Without our prior written consent, the opinions expressed herein may not be published, quoted or referenced to, or filed with, any Person, nor may they be relied upon by you in connection with any other matter or relied upon by any other Person in connection with any matter or in any manner whatsoever, except that this letter or a copy hereof may be shown to any governmental agency that so requests, and Ropes & Gray LLP may rely on the opinion in this letter in delivering an opinion in connection with the issue of the Exchange Notes. We hereby consent to the filing of this opinion as an exhibit to the registration statement for the Exchange Notes and to the reference to this firm under the heading “Legal Matters” in the prospectus that is a part of the registration statement. In giving this consent we do not admit that we are “experts” under the Securities Act or the rules and regulations thereunder with respect to any part of the registration statement, including this exhibit. The opinions expressed herein are based upon, and limited to laws and to published case decisions as of this date, and to the facts known to us on this date, and we do not undertake to provide any opinion as to any matter or to advise any Person with respect to any events or changes occurring subsequent to the date of this letter.

Yours very truly,

MBA/JBC

HOU:2961691.4

EXHIBIT A

(a)	Certificate of Secretary dated October 2, 2009, executed by the Secretary of TOPS certifying authorizing resolutions and organizational documents;

(b)	Articles of Incorporation of TOPS (the “TOPS Articles of Incorporation”) certified on May 27, 2009, by the Secretary of State of the State and a copy of the Bylaws of TOPS (the “TOPS Bylaws”) certified on or before October 2, 2009, by an officer of TOPS;

(c)	Certificate of Fact of TOPS issued by the Secretary of State of the State on September 24, 2009 (the “TOPS Existence Certificate”) and as to TOPS a certificate as to the payment of franchise taxes issued by the Comptroller of the State on August 3, 2009, together with a copy of the filing of the Texas Franchise Tax Extension Request regarding TOPS and wire transfer confirmation report reflecting payment of the extension payment to the Comptroller (the “TOPS Good Standing Certificate”);

(d)	Certificate of Secretary dated October 2, 2009, executed by the Secretary of Research certifying authorizing resolutions and organizational documents;

(e)	Articles of Conversion of Research (the “Research Articles of Formation”) certified on May 27, 2009, by the Secretary of State of the State and a copy of the Limited Liability Company Agreement of Research (the “Research Limited Liability Company Agreement”) certified on or before October 2, 2009, by an officer of Research; and

(f)	Certificate of Fact of Research issued by the Secretary of State of the State on September 24, 2009 (the “Research Existence Certificate”) and as to Research a certificate as to the payment of franchise taxes issued by the Comptroller of the State on August 3, 2009, together with a copy of the filing of the Texas Franchise Tax Extension Request regarding Research and wire transfer confirmation report reflecting payment of the extension payment to the Comptroller (the “Research Good Standing Certificate”).

A-1